EXHIBIT 5.1

OPINION OF COUNSEL

Nixon Peabody LLP

100 Summer Street

Boston, MA 02110

April 24, 2008

Bruker Corporation

40 Manning Road

Billerica, MA  01821

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Bruker Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) on or about April 24, 2008 in connection with the registration under the Securities Act of 1933, as amended, of 2,000,000 shares of the Company’s common stock, $0.01 par value, (the “Common Stock”) reserved for issuance under the Amended and Restated Bruker BioSciences Corporation 2000 Stock Option Plan (the “Plan”).

As the Company’s counsel in connection with the preparation and filing of the Registration Statement, we have examined the proceedings taken by the Company in connection with the authorization of the sale and issuance of the shares of Common Stock under the Plan (the “Shares”).

Based upon the foregoing, and having regard for such legal considerations as we deem relevant, it is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable shares of Common Stock.

We express no opinion as to matters governed by any laws other than the laws of the State of Delaware which are in effect as of the date hereof.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the section entitled “Interests of Named Experts and Counsel.”

Very truly yours,

/s/ Nixon Peabody LLP